January 1, 1999

Mr. S. Wayne Bazzle
Chairman and Chief Executive Officer
HealthCor Holdings, Inc.
8150 North Central Expressway, Suite M2000
Dallas, Texas 75206

Dear Mr. Bazzle:

     This letter confirms (the "Agreement") our understanding that HealthCor Holdings, Inc. (together with its subsidiaries and affiliates, the "Company") has engaged CKM Capital LLC ("CKM") to act as financial advisor and agent to the Company in connection with a person, a group of persons, partnership, joint venture, corporation or other entity (each, together with its affiliates, a "Prospective Buyer") who would who would be interested in entering a Transaction with the Company. A transaction shall mean (a) any merger, consolidation, recapitalization, business combination or other transaction to which the Company is acquired by, or combined with, a Prospective Party or (b) the acquisition, directly or indirectly, by a Prospective Buyer, in a single transaction or a series of transactions, of (i) all or substantially all of the assets of operations of the Company (collectively, the "Transaction") (c) the private placement or raising (the "Financing"): (i) a term loan ("Loan"); (ii) subordinated notes ("Subordinated Notes"); and (iii) equity ("Equity"), (collectively, the Subordinated Notes and the Equity, the "Securities") on a best efforts basis on terms satisfactory to the Company.

     The Securities if issued will not be registered under the Securities Act of 1933 (the "Act"), as amended except pursuant to an exemption from or in a transaction not subject to, the registration requirements of the Act and applicable state securities laws. Accordingly, the Securities will be offered and sold only (a) within the United States to (i) "Qualified Institutional Buyers" (as defined in Rule 144A under the Act) in compliance with Rule 144A and
(ii) to a limited number of other institutional "Accredited Investors" (as defined in rule 501(a) (1), (2), (3) or (7) under the Act) that execute and deliver a letter containing certain representations and agreements and (b) outside the United States in compliance with regulations under the Act.

     Section 1.  Services to be Rendered.  In connection with the Transaction
                 -----------------------
and/or Financing, CKM will perform the following financial advisory services:
(i) assist in the preparation of materials with respect to the Securities describing the Company and its operations, historical performance and future prospects (the "Private Offering Materials"); (ii) contact selected qualified purchasers of the Securities and Loan (the "Purchasers") with respect to the proposed Transaction and/or Financing of the Company; (iii) assist in structuring the proposed Transaction and/or Financing; (iv) develop Transaction and/or Financing proposals; and (v) assist the Company in negotiating the financial aspects of the proposed Transaction and/or Financing. Nothing contained herein constitutes a commitment on the part of CKM to purchase any securities.

January 1, 1999
Mr. S. Wayne Bazzle
Page 2

     In addition, CKM will render an opinion to the Board of Directors of the Company as to the fairness of any Transaction, from a financial point of view, to the public shareholders of the Company (the "Opinion").

     Section 2.  Compensation. (a) As compensation for services to be provided
                 ------------
by CKM hereunder, the Company agrees to pay to CKM 1.00% of the total consideration paid by a purchaser in the Transaction (the "Transaction Fee") in respect of (i) assets or operations of the Company or (ii) Company Securities plus the amount of indebtedness of the Company which is directly or indirectly (by operation of law or otherwise) assumed, repaid or otherwise discharged in the Transaction (including without limitation, indebtedness secured by assets of the Company).

     (b) In the event the Company consummates the Financing, in connection with or separately of the Transaction, CKM shall be paid a Financing Fee ("Financing Fee") equal to 1.5% of the gross proceeds of any Loan raised ("Loan Fee"), 3.5% of the gross proceeds of any subordinated notes sold (the "Debt Placement Fee"), and 6.0% of the gross proceeds of any equity sold (the "Equity Placement Fee," collectively, the Loan Fee, the Debt Placement Fee, and the Equity Placement Fee, the "Financing Fee") upon consummation of the proposed Financing. The Financing Fee and the Transaction Fee shall be paid in cash. Nothing previously agreed to (including the terms of the engagement letter dated October 21, 1998 between HealthCor and CKM ("October Agreement")) shall reduce the Transaction Fee and or Financing Fees payable under this Agreement. Nothing in this Agreement shall reduce the Recapitalization and Financing Fees, as defined in the October Agreement, payable under the October Agreement. In no event shall the total fee earned by CKM in this Agreement exceed $4 million. In addition, if the Opinion is rendered by a party other than CKM such fee shall be deducted, not to exceed $300,000, from the Transaction Fee.

     (c) Further, the Company will be responsible for all other reasonable expenses incurred by the Company and associated with the placement of the Financing including, its own accounting and legal fees, printing and travel costs, and legal costs of the proposed Purchasers. The Company also agrees to reimburse CKM promptly for all reasonable out-of-pocket expenses (including without limitation any and all fees and expenses of CKM's counsel up to $75,000). CKM will not engage other brokers or agents for the purpose of assisting with the Financing without prior written approval of the Company.

     The proposed Financing shall be deemed to have been consummated and the Financing Fee provided hereunder shall become earned and payable upon the funding from Purchasers, and such fees to be paid hereunder shall be paid on closing. The Transaction shall be deemed to have been consummated and the Transaction Fee provided hereunder shall become earned and payable upon consummation of a Transaction approved by the Board of Directors of the Company. The Company agrees to the Indemnification and other obligations set forth in
Schedule I hereto, which Schedule I is an integral part hereof and is hereby incorporated herein by reference. Each party to this Agreement agrees to promptly pay to the prevailing party all expenses, (including attorneys' fees and expenses) in connection with the enforcement of this Agreement.

January 1, 1999
Mr. S. Wayne Bazzle
Page 3

     Without limiting anything else contained herein, no fee payable, including the Loan Fee, the Debt Placement Fee, the Equity Placement Fee, and the Transaction Fee to any other financial advisor by the Company or any other entity shall reduce or otherwise affect the fees payable hereunder to CKM.

     Section 3.  Term of Engagement.  This Agreement shall run for an initial
                 ------------------
term (the "Initial Term") of twelve (12) months and may be terminated at any time after the Initial Term by either party hereto upon 30 days' written notice or may be extended by mutual agreement on subsequent twelve (12) month terms (the "Extended Term") after the expiration of the Initial Term.

     Upon any termination or expiration of this Agreement, CKM will be entitled to prompt payment of all fees accrued prior to such termination or expiration described above. Sections 2, 5, and 6 of this Agreement and the indemnity and other provisions contained in Schedule I will also remain operative and in full force and effect regardless of any termination or expiration of this Agreement. If CKM is terminated after the Initial Term or the Extended Term, and CKM has arranged the proposed Transaction and/or Financing, which was not consummated by the Company, then CKM shall be entitled to payment of the Transaction Fee and/or the Financing Fee(s) if a placement of the Securities, raising of the Loan, as the case may be, is consummated within twelve (12) months of such termination or expiration with any of the entities contacted by CKM ("Protected Buyers") during the term(s) of this Agreement.

     The names of the Protected Buyers shall be provided to the Company in writing within five (5) days from the effective date of termination or expiration of this Agreement.

     Section 4.  Cooperation.  The Company shall furnish CKM with all financial
                 -----------
and other information and data as CKM believes appropriate in connection with its activities on the Company's behalf, and shall provide CKM full access to its officers, directors, employees and professional advisors.

     In addition, the Company and CKM will jointly prepare Private Offering Materials, if any, relating to the proposed Financing. The Company and its counsel will be solely responsible for ensuring that the Financing and the Private Offering Materials comply in all respects with the applicable law. The Company authorizes CKM to transmit the Private Offering Materials to prospective Purchasers approved by the Company and represent and warrant that the Private Offering Materials, at all times through the closing, to the best of the Company's knowledge, will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Company will also cause to be furnished to CKM at the closing copies of such agreements, opinions, certificates and other documents delivered at the closing as Purchasers may reasonably request. The Company will promptly notify CKM if the Company learns of any material inaccuracy or misstatement in, or material omission from, any information theretofore delivered to CKM.

January 1, 1999
Mr. S. Wayne Bazzle
Page 4

     The Company recognizes and confirms that CKM, in connection with performing its services hereunder, (i) will be relying without investigation upon information that is available from public sources or supplied to it by or on behalf of the Company or its advisors, (ii) shall not in any respect be responsible for accuracy or completeness of, or have any obligation to verify the same, (iii) will not conduct any appraisal of any assets of the Company, and
(iv) may require that the Private Offering Materials contain appropriate disclaimers consistent with the foregoing. The Company has not taken, and will not take, any action, directly or indirectly, so as to cause the Financing to fail to be exempt from registration under the Act.

     Section 5.  Confidentiality.  The Company agrees that any advice, written
                 ---------------
or oral, provided by CKM pursuant to this Agreement will be treated by the Company as confidential, will be used solely for the information and assistance of the Company in connection with its consideration of a transaction of the type referred to in the first paragraph of this Agreement and will not be used, circulated, quoted or otherwise referred to for any other purpose, included in or referred to, in whole or in part, in any or any other communication, whether written or oral, prepared, issued or transmitted by the Company or any affiliate, director, officer, employee agent or representative of any thereof, without, in each instance, CKM's prior written consent; provided, however, that the foregoing shall not apply to any information which the Company is required to disclose by judicial or administrative process in connection with any action, suit, proceeding, or claim, provided that the Company is given prior notice and a reasonable opportunity to contest the applicability of or minimize the scope of such required disclosure.

     Further, in connection with this engagement of CKM, it is contemplated that the Company may supply to CKM certain non-public or proprietary information concerning the Company ("Confidential Information"). CKM shall use Confidential Information solely for the purposes of rendering services pursuant and in accordance with this engagement and shall not, without the prior written consent of the Company, disclose any Confidential Information to any person, other than its officers, directors, employees and outside advisors with a need to know, provided, however, that the foregoing shall not apply to any information which CKM is required to disclose by judicial or administrative process in connection with any action, suit, proceeding or claim provided that the Company is given prior notice and a reasonable opportunity to contest the applicability of or minimize the scope of such required disclosure.

     Section 6.  Conflicts; Limitation.  The Company acknowledges that CKM and
                 ---------------------
its affiliates may have and may continue to have investment banking and other relationships with parties other than the Company pursuant to which CKM may acquire information of interest to the Company. CKM shall have no obligation to disclose such information to the Company, or to use such information in connection with any contemplated transaction. The Company recognizes that CKM has been retained only by the Company, and that the Company's engagement of CKM is not deemed to be on behalf of and is not intended to and does not confer rights upon any stockholders, owner or partner of the Company or any officers, agents, employees or representatives of either CKM or any of CKM's affiliates. No one other than the Company is authorized to rely upon the engagement of CKM hereunder or any statements, advice, opinions or conduct by CKM.

January 1, 1999
Mr. S. Wayne Bazzle
Page 5

     Section 7.  Public Announcements.  CKM shall have the right to place
                 --------------------
announcements and advertisements in financial and other newspapers and journals, at its own expense, describing its services in connection with the Financing, provided that CKM obtains the Company's prior written consent.

     Section 8.  Complete Agreement; Severability; Amendments; Assignment.  This
                 --------------------------------------------------------
Agreement embodies the entire agreement and understanding between the parties hereto and supersedes any prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived expect by an instrument in writing signed by both CKM and the Company. This Agreement may not be assigned by either party without the prior written consent of each party.

     Section 9.  Governing Law; Forum.  This Agreement will be governed by, and
                 --------------------
construed in accordance with, the laws of the State of California applicable to agreements made and to be performed entirely in such state.

     Please confirm that the foregoing correctly sets forth our agreement by signing and returning to CKM the enclosed original copy of this Agreement.

                                   Very truly yours,

                                   CKM Capital LLC


                                   By:  _______________________________
                                        Russell A. Belinsky
                                        Managing Director

Agreed to and accepted as of the date
first written above.

HealthCor Holdings, Inc.


By:   _______________________________
      S. Wayne Bazzle
      Chairman and Chief Executive Officer

January 1, 1999
Mr. S. Wayne Bazzle
Page 6


                           HealthCor Holdings, Inc.

                                  Schedule I

     This Schedule I is a part of and is incorporated into that certain letter agreement (the "Agreement"), dated January 1, 1999, by and between HealthCor Holdings, Inc. (together with its subsidiaries and affiliates, the "Company"), and CKM Capital LLC ("CKM"). Capitalized terms used herein and not defined herein shall have the meaning assigned thereto in the Agreement.

     The Company agrees, jointly and severally, to indemnify and hold harmless CKM and its affiliates, the respective directors, officers, attorneys and other agents, stockholders and employees of CKM and its affiliates and each other person, if any, controlling CKM or any of its affiliates (CKM and each such person and entity being referred to as an "Indemnified Person"), to the fullest extent lawful, from and against any losses, claims, damages or liabilities or actions (including without limitation shareholder actions and actions arising from the use of information contained in any document associated with the transaction or omissions from such materials) related to or arising out of this engagement or any Indemnified Person's role in connection herewith, and will pay (or, if paid by an Indemnified Person, reimburse such Indemnified Person) for all reasonable fees and expenses (including without limitation reasonable counsel fees) incurred by such Indemnified Person in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any claims, liabilities, losses, damages or expenses that result from any compromise or settlement not approved by the Company or that result primarily from the fraud, willful misconduct or gross negligence of any Indemnified Person. The Company also agrees that no Indemnified Person shall have any liability to the Company for or in connection with this engagement, except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company that result from the fraud, willful misconduct or gross negligence of the Indemnified Person or breach by the Indemnified Person of the Agreement. The foregoing agreement shall be in addition to any rights that any Indemnified Person may have at common law or otherwise, including without limitation any right to contribution.

January 1, 1999
Mr. S. Wayne Bazzle
Page 7


     If any action or proceeding is brought against any Indemnified Person in respect of which indemnity may be sought against the Company pursuant hereto, or if any Indemnified Person receives notice from any potential litigant or a claim which such person reasonably believes will result in the commencement of any such action or proceeding, such Indemnified Person shall promptly notify the Company in writing of the commencement of such action or proceeding, or of the existence of any such claim, but the failure to so notify the Company of any such action or proceeding shall not relieve the Company from any other obligation or liability that the Company may have to any Indemnified Person, except to the extent that the failure to so notify the Company prejudices the Company. If any such action or proceeding shall be brought against any Indemnified Person, the Company shall be entitled to assume the defense of such action or proceeding with counsel of the Company's choice, or compromise or settle such action or proceeding, at its expense (in which case the Company shall not thereafter be responsible for the fees and expenses of any separate counsel retained by such Indemnified Person); provided, however, that such counsel shall be satisfactory to the Indemnified Person in the exercise of its reasonable judgment. Notwithstanding the Company's election to assume the defense of such action or proceeding, such Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Company shall bear the reasonable fees, costs and expenses of such separate counsel (and shall pay such fees, costs and expenses at least quarterly), if (a) the use of counsel chosen by the Company to represent such Indemnified Person would, in the reasonable judgment of the Indemnified Person, present such counsel with a conflict of interest; (b) the defendants in, or targets of, any such action or proceeding include both an Indemnified Person and the Company, and such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it or to other Indemnified Persons that are different from or additional to those available to the Company (in which case the Company shall not have the right to direct the defense of such action or proceeding on behalf of the Indemnified Person); (c) the Company shall not have employed counsel reasonably satisfactory to such Indemnified Person in the exercise of the Indemnified Person's reasonable judgment to represent such Indemnified Person within a reasonable time after notice of the institution of such action or proceeding; or (d) the Company shall authorize such Indemnified Person to employ separate counsel at the Company's expense.

   CKM agrees to indemnify and hold harmless the Company, its directors, officers, attorneys and other agents and employees, to the same extent as the foregoing indemnity from the Company to CKM, but only with respect to information relating to CKM furnished by CKM in writing for use in the Private Offering Materials. In case any action or proceeding shall be brought against the Company or its directors, officers, attorneys and other agents or employees, in respect of which indemnity may be sought against CKM. CKM shall have the rights and duties given the Company and the Company, its directors, officers, attorneys and other agents and employees shall have the rights and duties given to CKM, by the preceding paragraphs.

January 1, 1999
Mr. S. Wayne Bazzle
Page 8


     In order to provide for just and equitable contribution, if a claim for indemnification hereunder is found unenforceable in a final judgment by a court of competent jurisdiction (not subject to further appeal), even though the express provisions hereof provide for indemnification in such case, then the Company and CKM shall contribute to the losses, claims, damages, judgments, liabilities or costs to which the Indemnified Person may be subject in accordance with the relative benefits received by, and the relative fault of, each in connection with the statements, acts or omissions that resulted in such losses, claims, damages, judgments, liabilities or costs. The Company agrees that a pro rata allocation would be unfair. No person found liable for a fraudulent misrepresentation or omission shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation or omission. Notwithstanding the foregoing, CKM shall not be obligated to contribute to any amount hereunder that exceeds the amount of fees received by CKM for its services to the Company in connection with its engagement hereunder.

     These indemnification, contribution and other provisions shall (i) remain operative and in full force and effect regardless of any termination of, or completion of the engagement by CKM; (ii) inure to the benefit of any successors, assigns, heirs or personal representative of any Indemnified Person; and (iii) be in addition to any other rights that any Indemnified Person may have.

April 1, 1999

Mr. Michael Ayres
Chief Financial Officer and Acting Chief Executive Officer
HealthCor Holdings, Inc.
8150 North Central Expressway, Suite M2000
Dallas, Texas 75206

Dear Mr. Ayres:

  This letter agreement (the "Agreement") amends in certain respects that letter agreements dated October 21, 1998 and dated January 1, 1999 (collectively the "HealthCor Agreements") by and between HealthCor Holdings, Inc. (together with its subsidiaries and affiliates, the "Company") and CKM Capital LLC ("CKM") whereby the Company engaged CKM and its affiliates to act as financial advisor and/or agent to the Company as defined in the respective HealthCor Agreements. Capitalized terms not defined herein shall have the meanings ascribed to them in the HealthCor Agreements.

  1.  Compensation (a) As compensation for services provided by CKM, the Company
      ------------
agrees to pay CKM a financial advisory fee of $500,000 (the "Advisory Fee") in two (2) parts: (i) the Company agrees to pay CKM $75,000 per month ("Monthly Advisory Fee"), from November 1998 through March 1999 for a total of $375,000; and (ii) the balance of the Advisory Fee, $125,000, shall be paid at the earliest of a Transaction(s) or six months from the date of this Agreement. The first part of the Advisory Fee, $375,000, is due and payable on or before April 6, 1999.

  (b) In addition, CKM shall be paid a transaction fee equal to 1.25% of the gross purchase price of a single transaction or a series of Transaction(s) that involve the sale of all the operating units, excluding accounts receivable, of the Company (the "Transaction Fee"). The Advisory Fee and the Transaction Fee shall be paid in cash.

(c) Further, the Company will be responsible for all outstanding expenses incurred by CKM and other reasonable out-of-pocket expenses, as defined in the HealthCor Agreements, incurred by CKM which shall be reimbursed on a monthly basis upon the submission of invoices by CKM.

     Without limiting anything else contained herein, no fee payable, including the Advisory Fee, and the Transaction Fee to any other financial advisor by the Company or any other entity shall reduce or otherwise affect the fees payable hereunder to CKM. In addition, this does not obligate the Company under the HealthCor Agreements to pay any additional fee to CKM except as delineated above.

Mr. Michael Ayres
April 1, 1999
Page 2

     The Company acknowledges that a Transaction(s) may include the solicitation of acceptances of a "prepackaged" plan of reorganization pursuant to Chapter 11 of the United States Bankruptcy Code.

     The Company further acknowledges and agrees that, at such time as the Company has obtained formal acceptances of such plan sufficient to have such plan approved pursuant to Section 1126(b) of the United States Bankruptcy Code (including through the use of cramdown procedures), CKM thereupon shall have completed all of the work contemplated to be performed pursuant to the HealthCor Agreements only and that the Transaction Fee shall have been earned in full.

     It is further intended by the parties hereto that such of CKM's fees payable pursuant hereto, but remaining unpaid at the time of such a filing, shall be in the nature of a pre-petition claim for administrative expenses. It is the Company's intention to include in the prepackaged plan of reorganization submitted to the United States bankruptcy court (the "Bankruptcy Court") appropriate provisions designed to effectuate the parties' intentions as described in the immediately preceding sentence. With respect to all fees and expenses of CKM'S counsel as provided for in the HealthCor Agreements, the Company intends that to the extent such amounts are not paid in full prior to the filing of a petition, it will treat such amounts as pre-petition claims for administrative expenses.

     Although some of CKM's services will have been performed prior to the filing by the Company of a petition under the United States Bankruptcy Code, given CKM's extensive familiarity with the Company, its financial condition and the anticipated negotiations of a plan or Transaction(s), the parties hereto acknowledge that it may be desirable for CKM to render certain ancillary services to the Company in aid of the confirmation of such plan or Transaction(s). CKM agrees to provide such services as provided in the HealthCor Agreements, which may also include assisting the Company in preparing for court hearings and testifying in court for a period not to exceed nine months from the date of the filing of such petition and shall be compensated at the Monthly Advisory Fee rate plus the reimbursement of its reasonable out-of-pocket expenses.

  Notwithstanding the previous paragraphs all other provisions of the HealthCor Agreements shall remain in full force and effect.

Mr. Michael Ayres
April 1, 1999
Page 3

     Please confirm that the forgoing correctly sets forth our agreement by signing and returning to CKM the enclosed original copy of this agreement.

                           Very Truly Yours,

                           CKM CAPITAL LLC



                           By:_________________________
                              Eric A. Scroggins
                              Vice President



Agreed to and accepted as of the date
first written above.


HEALTHCOR HOLDINGS, INC.



By:_________________________
   Michael Ayres
   Chief Financial Officer and Acting Chief Executive Officer